Exhibit 99.1

Encore Wire Corporation	PRESS RELEASE		April 24, 2013
1329 Millwood Road
McKinney, Texas 75069		Contact:	Frank J. Bilban
972-562-9473			Vice President & CFO
For Immediate Release

ENCORE WIRE REPORTS FIRST QUARTER RESULTS

MCKINNEY, TX - Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the first quarter of 2013.

Net sales for the quarter ended March 31, 2013 were $265.4 million compared to $280.5 million during the first quarter of 2012. The average selling price of wire per copper pound sold dropped 5.3% in the first quarter of 2013 versus the first quarter of 2012, accounting for most of the decline in sales dollars. Copper unit volume, measured in pounds of copper contained in the wire sold, decreased 3.1% in the first quarter of 2013 versus the first quarter of 2012. Aluminum building wire sales constituted 5.7% of net sales dollars for the first quarter of 2013 versus 2.9% in the first quarter of 2012. Net income for the first quarter of 2013 was $6.4 million versus $6.7 million in the first quarter of 2012. Fully diluted net income per common share was $0.31 in the first quarter of 2013 versus $0.29 in the first quarter of 2012. The earnings per share results in the first quarter of 2013 reflect the Company’s repurchase of 2,774,250 shares of its common stock in May of 2012.

On a sequential quarter comparison, net sales for the first quarter of 2013 were $265.4 million versus $258.0 million during the fourth quarter of 2012. Net income for the first quarter of 2013 was $6.4 million versus $5.2 million in the fourth quarter of 2012. Fully diluted net income per common share was $0.31 in the first quarter of 2013 versus $0.25 in the fourth quarter of 2012. Copper unit volumes increased 3.1% in the first quarter of 2013 versus the fourth quarter of 2012, while aluminum unit volumes increased 11.9%.

Commenting on the results, Daniel L. Jones, President and Chief Executive Officer of Encore Wire Corporation, said, “The first quarter of this year was another fairly steady volume quarter, considering the time of the year and the current economic and construction industry environment. We believe our expansion of product offerings over the last six years to our existing customer base has been critical to maintaining and perhaps boosting our market share. The results in the first quarter of 2013 were mildly improved versus the first and fourth quarters of 2012. Building wire prices and margins were fairly stable during the quarter, following the pattern of stability in copper prices. Volumes were also comparable to the prior periods and may have been held down somewhat by lingering winter weather in the first quarter of 2013.

Our new aluminum building wire plant began to produce wire in the fourth quarter of 2012. The last of the equipment is being delivered and installation should be completed in the second quarter of 2013. We expanded our distribution of aluminum wire to all of our sales reps and customers in the first quarter and expect to see sales of these products gradually increase over the course of 2013. We continue to strive to lead or follow industry price increases to achieve profit growth. We produced these results in this difficult environment due to our low cost business model and aggressive cost control in all facets of our operation. We believe our superior order fill rates continue to enhance our competitive position, as our electrical distributor customers are holding lean inventories in the field.

We continue to maintain our strong balance sheet. We have no long term debt, and our revolving line of credit is paid down to zero. In addition, we had $32.7 million in cash as of March 31, 2013. We also declared another quarterly cash dividend during the past quarter.

We understand that this is a cyclical industry and therefore we designed and manage our cost structure and balance sheet accordingly. Our low cost structure and strong balance sheet have enabled us to withstand difficult periods in the past, and we believe we will emerge stronger than most when market conditions improve. We thank our employees and associates for their outstanding effort and our shareholders for their continued support during these challenging times.”

Encore Wire Corporation manufactures a broad range of copper electrical wire for interior wiring in homes, apartments, manufactured housing and commercial and industrial buildings. The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.

Additional Disclosures:

The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of Generally Accepted Accounting Principles (GAAP) results to compare to the performance of other companies who also publish this information. Financial analysts frequently ask for EBITDA when it has not been presented. EBITDA is not a measurement of financial performance under GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. The Company has reconciled EBITDA with net income for fiscal years 1996 to 2012 on previous Form 8-K filings with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	3 Months Ended March 31,
$’s in 000’s	2013	2012

Net Income	$6,395	$6,694
Income Tax Expense	2,776	2,710
Interest Expense	62	78
Depreciation and Amortization	3,352	3,610

EBITDA	$12,585	$13,092

Encore Wire Corporation

1329 Millwood Road

McKinney, Texas 75069

(972) 562-9473

Condensed Consolidated Balance Sheets

(In Thousands)

(Unaudited)

	March 31, 2013	December 31, 2012
ASSETS

Current Assets
Cash	$32,744	$33,883
Receivables, net	212,790	197,980
Inventories	54,368	63,656
Prepaid Expenses and Other	7,785	11,331

Total Current Assets	307,687	306,850

Property, Plant and Equipment, net	164,186	164,924

Other Assets	725	693

Total Assets	$472,598	$472,467

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts Payable	$23,834	$20,112
Accrued Liabilities and Other	15,973	25,245

Total Current Liabilities	39,807	45,357

Long Term Liabilities
Non-Current Deferred Income Taxes	16,450	16,946

Total Long Term Liabilities	16,450	16,946

Total Liabilities	56,257	62,303

Stockholders’ Equity
Common Stock	266	266
Additional Paid in Capital	48,493	48,298
Treasury Stock	(88,134)	(88,134)
Retained Earnings	455,716	449,734

Total Stockholders’ Equity	416,341	410,164

Total Liabilities and Stockholders’ Equity	$472,598	$472,467

Encore Wire Corporation

1329 Millwood Road

McKinney, Texas 75069

(972) 562-9473

Condensed Consolidated Statements of Income

(In Thousands, Except per Share Data)

(Unaudited)

	Quarter Ended March 31,
	2013		2012

Net Sales	$265,351	100.0%	$280,466	100.0%
Cost of Sales	241,050	90.8%	256,005	91.3%

Gross Profit	24,301	9.2%	24,461	8.7%

Selling, General and
Administrative Expenses	15,147	5.7%	15,077	5.4%

Operating Income	9,154	3.4%	9,384	3.3%

Net Interest & Other Expense	(17)	0.0%	(20)	0.0%

Income before Income Taxes	9,171	3.5%	9,404	3.4%

Income Taxes	2,776	1.0%	2,710	1.0%

Net Income	$6,395	2.4%	$6,694	2.4%

Basic Earnings Per Share	$0.31		$0.29

Diluted Earnings Per Share	$0.31		$0.29

Weighted Average Number of
Common and Common
Equivalent Shares Outstanding:
-Basic	20,664		23,427

-Diluted	20,733		23,477

Dividends Declared per Share	$0.02		$0.02

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